Exhibit 99.3

Financial Statements and Report of Independent Certified Public Accountants

Cliffstar Corporation and Subsidiaries

January 2, 2010 and January 3, 2009

CONTENTS

Page
Report of Independent Certified Public Accountants	2

Consolidated Financial Statements:

Consolidated Balance Sheets	3

Consolidated Statements of Operations	5

Consolidated Statements of Shareholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8 - 21

Report of Independent Certified Public Accountants

To the Board of Directors

Cliffstar Corporation and Subsidiaries

We have audited the consolidated balance sheets of Cliffstar Corporation and Subsidiaries as of January 2, 2010 and January 3, 2009 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the three year period ended January 2, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility was to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cliffstar Corporation and Subsidiaries as of January 2, 2010 and January 3, 2009, and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 9, 2010

Cliffstar Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

January 2, 2010 and January 3, 2009

(in thousands)

	January 2, 2010	January 3, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,885	$3,279
Accounts receivable, trade – net of allowances of $1,281 and $941, for 2009 and 2008, respectively	54,385	50,696
Inventories	89,813	87,765
Other current assets	2,675	5,366

Total current assets	149,758	147,106

PROPERTY, PLANT AND EQUIPMENT	92,535	93,978

OTHER ASSETS
Goodwill	20,070	20,070
Intangible assets	1,040	1,507
Other non-current assets	2,787	2,036

Total other assets	23,897	23,613

	$266,190	$264,697

The accompanying notes to the consolidated financial statements are an integral part of these statements.

	January 2, 2010	January 3, 2009
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$62,746	$108,349
Accrued liabilities, including $800,000 in payables to related parties as of January 2, 2010 and January 3, 2009	21,882	18,112
Current portion of long-term debt	1,824	344
Other current liabilities	25	219

Total current liabilities	86,477	127,024

LONG-TERM OBLIGATIONS
Long-term debt	91,714	106,575
Derivative liability	2,309	4,370
Other long-term liabilities	2,191	2,147

Total long-term obligations	96,214	113,092

Total liabilities	182,691	240,116

SHAREHOLDERS’ EQUITY
Common stock
Class A common voting stock, 100 shares authorized, 10 shares issued and outstanding at January 2, 2010 and January 3, 2009, respectively.	4	4
Class B common non-voting stock, 1,900 shares authorized 990 shares issued and outstanding at January 2, 2010 and January 3, 2009, respectively.	19	19

Additional paid-in capital	4,304	4,304
Retained earnings	79,172	20,254

Total shareholders’ equity	83,499	24,581

	$266,190	$264,697

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Cliffstar Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended January 2, 2010, January 3, 2009 and December 29, 2007

(in thousands)

	January 2, 2010	January 3, 2009	December 29, 2007
Revenue:
Gross revenue	$693,170	$714,822	$647,552
Less discounts	(21,871)	(22,019)	(28,344)

Net revenue	671,299	692,803	619,208

Costs and expenses:
Cost of goods sold (excluding depreciation)	516,319	626,810	550,215
Depreciation	13,493	13,034	11,488
Selling and administrative expenses	58,271	52,955	58,183

	588,083	692,799	619,886

Income (loss) from operations	83,216	4	(678)

Other expense:
Interest expense	4,686	12,150	11,377
Other	493	777	1,271

Total other expense	5,179	12,927	12,648

NET INCOME (LOSS)	$78,037	$(12,923)	$(13,326)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Cliffstar Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended January 2, 2010, January 3, 2009 and December 29, 2007

(in thousands except share data)

	Common Stock		Common Stock
	Class A		Class B		Additional
	Shares	Stated Value	Shares	Stated Value	Paid-In Capital	Retained Earnings	Total

Balance at December 30, 2006	10	$4	990	$19	$4,304	$47,919	$52,246

Net loss	—	—	—	—	—	(13,326)	(13,326)
Distributions to shareholders	—	—	—	—	—	(804)	(804)

Balance at December 29, 2007	10	4	990	19	4,304	33,789	38,116

Net loss	—	—	—	—	—	(12,923)	(12,923)
Distributions to shareholders	—	—	—	—	—	(612)	(612)

Balance at January 3, 2009	10	4	990	19	4,304	20,254	24,581

Net Income	—	—	—	—	—	78,037	78,037
Distributions to shareholders	—	—	—	—	—	(17,276)	(17,276)
Adjustment for related party purchase of fixed assets	—	—	—	—	—	(1,843)	(1,843)

Balance at January 2, 2010	10	$4	990	$19	$4,304	$79,172	$83,499

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Cliffstar Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended January 2, 2010, January 3, 2009 and December 29, 2007

(in thousands)

	January 2, 2010	January 3, 2009	December 29, 2007
Cash Flows from Operating Activities:
Net Income (Loss)	$78,037	$(12,923)	$(13,326)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,493	13,034	11,488
Change in LIFO reserve	(27,639)	19,159	13,669
Market adjustment on derivatives	(2,061)	2,528	2,083
Amortization	467	608	1,219
Loss (Gain) on sale or retirement of fixed assets	76	(8)	—
Change in assets and liabilities affecting cash flows:
Accounts receivable, trade	(3,689)	1,214	616
Inventories	25,591	(15,590)	(10,643)
Other current assets	2,691	13,819	(10,982)
Other assets	(751)	49	483
Accounts payable, trade	(45,603)	10,252	14,961
Accrued liabilities	3,770	(3,420)	6,409
Other current liabilities	(194)	(172)	187
Other long-term liabilities	44	(771)	626

Net cash provided by operating activities	44,232	27,779	16,790

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(13,980)	(9,208)	(22,722)
Proceeds from sale of property, plant and equipment	11	88	—

Net cash used in investing activities	(13,969)	(9,120)	(22,722)

Cash Flows from Financing Activities:
Proceeds from issuance of long–term debt	—	—	1,500
Net borrowings (payments) of bank revolving credit facility	(15,000)	(20,800)	7,650
Payments of long-term debt	(431)	(219)	(258)
Change in notes payable to shareholder	2,050	663	(721)
Distribution to shareholders	(17,276)	(612)	(804)

Net cash (used in) provided by financing activities	(30,657)	(20,968)	7,367

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(394)	(2,309)	1,435

Cash and cash equivalents, beginning of year	3,279	5,588	4,153

Cash and cash equivalents, end of year	$2,885	$3,279	$5,588

Supplemental Information
Interest paid	$7,023	$10,082	$10,211

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements

Consolidated financial statements include the accounts of Cliffstar Corporation (“Cliffstar”), its wholly owned subsidiaries Star World Trading Company (“Star World”), Shanstar Biotech Inc. (“Shanstar”), Harvest Classic, LLC (“Harvest LLC”), and its majority owned subsidiary Star Real Property LLC (“Star LLC”) collectively, the “Company”. All material intercompany accounts and transactions have been eliminated.

Cliffstar is an independent private label juice and drink processor operating in the United States, serving hundreds of private label lines. Cliffstar has operating facilities in Pennsylvania, California, Massachusetts, Missouri, South Carolina, New York, Washington and Wisconsin.

Common Stock

The Company has 100 shares of Class A common voting stock authorized and 10 shares issued and outstanding at January 2, 2010, January 3, 2009 and December 29, 2007. There are 1,900 shares of Class B common non-voting stock authorized and 990 shares issued and outstanding at January 2, 2010, January 3, 2009 and December 29, 2007.

Fiscal Year

The Company maintains its accounting records on a 52-53 week fiscal year. The fiscal year ends on the Saturday closest to December 31. The years ended January 2, 2010 (fiscal 2009), January 3, 2009 (fiscal 2008) and December 29, 2007 (fiscal 2007).

Revenue Recognition

Revenue is recognized when product is shipped and title and the risk of loss transfers to the customer. The Company’s terms are FOB shipping point, with no customer acceptance provisions. The costs of price promotions are treated as a reduction of revenues. No products are sold on consignment. Shipping and handling fees billed to customers are included in gross revenue.

Sales incentives

The Company participates in various incentive programs with their customers, including volume-based incentives, promotional allowance incentives and contractual rebate incentives. Sales incentives are based on customers achieving volume targets for a period of time. They are deducted from revenue and accrued as the incentives are earned and are based on management’s estimate of the total the customer is expected to earn and claim.

Shipping and Handling Cost

Shipping and handling costs are included in cost of goods sold.

Accounts Receivable

Credit is extended based on evaluation of a customer’s financial condition. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay their obligations to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to income or the allowance for doubtful accounts. Bad debt expense was $50,000, $0 and ($7,488) for 2009, 2008 and 2007, respectively.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Marketplace Spending

Marketplace spending includes the costs of advertising and other marketing activities and is reported as selling and administrative expenses. Advertising expenses were $2,364,395, $1,831,556, $2,128,560 in 2009, 2008 and 2007, respectively.

Cash and Cash Equivalents

All cash and cash instruments with original maturities of three months or less are considered cash and cash equivalents.

The Company maintains its cash balances in various financial institutions. These balances at times exceed federal insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

Restricted cash is maintained separately from operating cash. The Company maintains funds in an escrow account related to a manufacturing facility’s workers compensation requirements. The amount held in escrow as of January 2, 2010 and January 3, 2009 was $200,000 and is included in the accompanying balance sheets in “other non-current assets”.

Derivatives

The Company uses derivative financial instruments to manage its economic exposure to movements in interest rates. The use of these financial instruments modifies the exposure of these risks with the intent to reduce risk to the Company. Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statements of income or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting. The Company is currently accounting for all derivative transactions as being ineffective and therefore has adjusted the market-to-market changes through the statements of operations.

On June 1, 2004, the Company entered into an Interest Rate Cap agreement in order to reduce the interest rate exposure on additional floating debt arrangements. The agreement requires 27 monthly payments of approximately $11,000 as an economic hedge related to $30 million of debt and an additional 26 monthly payments of approximately $18,000 as an economic hedge related to $50 million of debt. The Cap expired in November 2008. The Cap has been accounted for on a mark-to-market basis. The Company has recorded a reduction to interest expense in the amount of $196,766 for 2008 to reflect the change in market value of the derivative.

During December 2006, the Company entered into two $40 million swap agreements that fixed short-term rates at 4.75% and 4.61% on a portion of the Company’s revolving debt arrangement and expire on February 2010 and the second swap has the option to extend to February 2011. During March 2009, the Company entered into two additional $40 million Swap agreements in conjunction with the original agreements that had the effect of lowering the fixed short-term rates of the original swaps to 3 month LIBOR and expire on February 2010 and 2011, respectively. The mark-to-market adjustments for the swap agreements are included as an adjustment to interest expense which in 2009 decreased interest expense in the amount of $2,060,655 and increased interest expense in the amount of $2,724,522 and $2,276,585 in 2008 and 2007, respectively. Also, the Company paid $3,143,000 and $1,358,000 in 2009 and 2008, respectively and received $523,000 in 2007 in conjunction with the swap that increased and decreased interest expense. As of January 2, 2010 and January 3, 2009, the Company has a liability of $2,308,846 and $4,369,501, respectively, related to the above swap arrangements which are included in derivative liabilities.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In accordance with the FASB guidance regarding fair value, a hierarchy is established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1 – Unadjusted quoted prices in active markets for identical unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The Company’s interest rate swaps are valued based on a fixed priced rate, and are therefore defined as Level 2 fair value measurements. In accordance with FASB ASC 820, the following table represents the Company’s assets and (liabilities) recorded at fair value as of January 2, 2010:

	Level 1	Level 2	Level 3	Total

Interest Rate Swaps	$—	$(2,308,846)	$—	$(2,308,846)

Inventories

In fiscal 2005, the Company adopted the lower of last-in, first-out (LIFO) cost or market method for inventory valuation. Inventories are stated net of reserves for obsolescence and spoilage. If the cost of inventory exceeds market value, an adjustment is recorded to reflect the difference. There was no adjustment required in fiscal 2009 or 2008.

Income Taxes

Cliffstar, with the consent of the shareholders, has elected, under Subchapter S of the Internal Revenue Code and applicable state codes, to be treated substantially as a partnership instead of as a corporation for Federal and State income tax purposes. Star LLC is also treated as a partnership for tax purposes. As a result, the shareholders report their proportionate share of the entire corporate taxable income on their individual income tax returns.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Average useful lives are as follows:

Life in Years

Land improvements	10

Buildings and building improvements	10-40

Machinery and equipment	5-10

Construction in progress represents costs incurred for property, plant and equipment not yet placed in service.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Goodwill

Under FASB ASC 350, Goodwill and Other Intangible Assets, intangible assets with indefinite lives, including goodwill, are not subject to amortization and are tested for impairment annually and whenever there is an impairment indicator. When evaluating whether goodwill is impaired, the Company calculates an estimate of its enterprise value and compares such estimate to the net carrying value of its assets, if the net carrying value exceeds the estimated enterprise value a potential impairment of goodwill exists. The Company estimates its enterprise value utilizing assumed market multiples of historical and forecasted levels of earnings before interest, taxes, depreciation and amortization (EBITDA). The Company tested goodwill for impairment at January 2, 2010 and January 3, 2009 and concluded that no impairment existed at either date.

Impairment of Long-Lived Assets

We evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, or if we believe a certain asset’s future utilization is impaired, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

If the carrying amount of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying amount. When we dispose of assets, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses.

Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, the revolving line of credit, and long term debt. Management believes that the carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these instruments, while the carrying values of the revolving line of credit and long-term debt approximate their respective fair values as they bear interest at variable indexed to market rates of interest.

Accrued Liabilities

Accrued liabilities consist of the following at January 2, 2010 and January 3, 2009:

	January 2, 2010	January 3, 2009
	(in thousands)

Accrued customer programs	$6,096	$3,472
Accrued profit sharing	3,971	2,200
Other accrued liabilities	11,815	12,440

	$21,882	$18,112

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Self-Insurance

The Company is self-insured for workers’ compensation claims in New York State and Missouri for up to $350,000 per occurrence and additionally in California for up to $500,000 per occurrence. The Company’s liability for its self-insured workers’ compensation plan is estimated based on the Company’s historical claims experience, estimated future claims, and other factors. The Company’s accrued liability for its self-insured plan at January 2, 2010 and January 3, 2009 totaled $1,567,532 and $1,302,712, respectively.

The Company is self-insured for medical, dental and vision insurance up to a stop loss amount of $175,000 per person. The Company’s liability for its self-insured medical, dental and vision plans are estimated based on the historical claims experience and estimated future claims. The Company’s accrued liability for its self-insurance plans at January 2, 2010 and January 3, 2009 totaled approximately $657,000 and $502,000, respectively.

Accounting Estimates

The preparation of financial statements and the accompanying notes thereto, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In May 2009, the Financial Accounting Standard Board (FASB) issued FASB Accounting Standards Codification Topic 855, Subsequent Events (FASB ASC 855). FASB ASC 855 sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition of disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. As required, the Company adopted this guidance in 2009.

In June 2009, the FASB issued FASB Accounting Standards Codification Topic 105, Generally Accepted Accounting Principles (FASB ASC 105) which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, the Company has updated references to GAAP in its financial statements issued for the period January 2, 2010. As required, the Company adopted this guidance in 2009.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In July 2006, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification Topic 740, Accounting for Uncertain Tax Positions, guidance which establishes the criterion that an individual income tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, this uncertain income tax position guidance has been applied to all income tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date are recognized or will continue to be recognized. Adoption of the FASB’s guidance on accounting for uncertain income tax positions as of January 4, 2009 had no effect on the Company’s financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification Topic 820, Fair Value Measurement. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FASB ASC 820 applies under the accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. FASB ASC 820 is effective for financial statements issued for the fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, the FASB deferred the effective date of FASB ASC 820 with respect to nonfinancial assets and nonfinancial liabilities to fiscal years ending after December 15, 2009. The adoption of FASB ASC 820 in fiscal 2009 did not impact the Company’s financial position or results of operations.

NOTE 2 – RELATED PARTY TRANSACTIONS

The Company maintains a management agreement with Star Consulting, a company owned by the Company’s controlling shareholder. Star Consulting is active in day to day management decisions and strategic direction of the Company. The agreement provided for management fees of approximately $644,000, $302,000 and $667,000 in fiscal 2009, 2008 and 2007, respectively and a bonus under the discretionary Bonus Plan with the amount of the total bonuses set by the Compensation Committee. The bonus paid to Star Consulting was $2,000,000, $800,000 and $530,000 in fiscal 2009, 2008 and 2007, respectively.

The company has entered into an IC DISC brokerage agreement owned by the Company’s controlling shareholder. The agreement specifies commissions that are paid related to sales made to foreign customers, predominantly customers in Canada. The commission rate paid on these sales is 4% which is the same rate paid to unrelated brokers and sales representatives. The agreement provided for a brokerage commission of $2,041,047, $2,400,000 and $1,800,000 for 2009, 2008 and 2007, respectively.

The Company has notes payable to its shareholders, see Note 6.

The Company leases an administrative facility from a related party limited partnership under a four-year term ending September 30, 2013. Rent expense related to the facility lease totaled $450,000 annually for 2009, 2008 and 2007.

In July 2004, the Company entered into a ten-year lease agreement with a related party limited liability corporation to lease a cold storage facility. In October 2009 the Company purchased the facility from the related party. Rent expense related to this facility lease totaled $200,000 in fiscal 2009 and $240,000 for fiscal 2008 and 2007.

In December 2005, the Company entered into a ten-year lease agreement with a related party limited liability corporation to lease an office building. In October 2009 the Company purchased the building from the related party. Rent expense incurred totaled $60,000 in 2009 and $72,000 for fiscal 2008 and 2007.

The cold storage facility and the office building were purchased for $3,031,153. The assets purchased were recorded at their carry over basis and the excess of $1,843,336 is recorded as a charge to shareholders equity.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 3 – INVENTORIES

Inventories consist of the following:

	January 2, 2010	January 3, 2009
	(in thousands)

Raw materials and supplies	$70,129	$89,886
Work in process	14,667	14,600
Finished goods	19,290	25,191

	104,086	129,677
Less excess of FIFO cost over LIFO cost	14,273	41,912

	$89,813	$87,765

In fiscal year 2005, the Company adopted the last-in, first-out (LIFO) method of costing inventory. Management believes that the LIFO method has the effect of minimizing the impact of price level changes on inventory valuations and generally matches current costs against current revenues in the statement of operations. Had the Company used the first-in, first-out (FIFO) method of costing inventory, net income would have decreased by $ 27,639,000 and increased by $19,159,000 and $13,669,000 for fiscal 2009, 2008 and 2007, respectively. At January 2, 2010 and January 3, 2009, the Company had prepaid for inventory totaling approximately $715,000 and $2,605,000, respectively, which is included in other current assets.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	January 2, 2010	January 3, 2009
	(in thousands)

Land	$1,457	$1,293
Land improvements	1,120	943
Buildings and building improvements	43,358	41,105
Machinery and equipment	147,042	141,256

	192,977	184,597
Less accumulated depreciation	(106,943)	(94,434)

	86,034	90,163
Construction in progress	6,501	3,815

	$92,535	$93,978

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of the following:

	January 2, 2010	January 3, 2009
	(in thousands)
Amortizing intangible assets:
Customer relationships, net of accumulated amortization of $1,799,000 and $1,584,000, in 2009 and 2008, respectively	$600	$816
Bank financing costs, net of accumulated amortization of $973,000 and $721,000, in 2009 and 2008, respectively	440	691

	$1,040	$1,507

Accumulated amortization was $2,772,000 and $2,305,000 at January 2, 2010 and January 3, 2009, respectively. Aggregate amortization expense for the above intangible assets was approximately $466,000, $608,000 and $1,219,000 for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007, respectively.

The estimated aggregate amortization expense applicable to intangible assets subject to amortization for the fiscal years subsequent to January 2, 2010 are as follows:

Fiscal Year	(In Thousands)

2010	$456
2011	414
2012	25
2013	25
2014	25
Thereafter	95

$1,040

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 6 – BANK REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Long-term debt consists of the following:

	January 2, 2010	January 3, 2009
	(in thousands)
Secured revolving credit facility in the amount of $175,000,000 interest at LIBOR, (London Inter Bank Offered Rate) or administrative agent’s base rate, plus incremental margin ranging from 1.25% to 2.25% on LIBOR and 0.25% to 0.75% on base loan rates. The rate at January 2, 2010 was 1.48%. The secured revolving credit line has an expiration date of November 7, 2011.	$81,100	$96,100
Note payable to Chautauqua County IDA (pka New York Job Development Authority) in monthly installments of $15,910 including interest at 5%, due August 2017	1,213	1,340
Note payable to F.F.S., Inc. in monthly installments of $2,550 including interest at 8%, fully paid in 2009.	—	110
Note payable to Chautauqua County IDA (pka New York Job Development Authority) in monthly installments of $10,607 including interest at 5%, due April 2012.	280	390
Other notes payable – related party, bearing interest rate of 8% to 10%.	7,955	5,905
Capital lease obligations in monthly installments ranging from $13,333 to $18,269, including interest from 6.8% – 8.00% and final payments between March 2010 – May 2022.	2,990	3,074

	93,538	106,919
Less current portion	(1,824)	(344)

Long-term portion	$91,714	$106,575

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 6 – BANK REVOLVING CREDIT FACILITY AND LONG–TERM DEBT – CONTINUED

The following table represents annual payments for capital lease obligations:

Fiscal Year	(In Thousands)

2010	$1,693
2011	178
2012	181
2013	182
2014	182
Thereafter	1,376

3,792
Less interest	802

$2,990

On November 6, 2006, the Company entered into a $175,000,000 secured revolving credit facility with a new bank. The Company received proceeds of $107 million which were used to pay off the existing credit facility. This credit line has an expiration date of November 7, 2011. Letters of credit may be issued against the revolver to the extent that the outstanding principal amount of the line of credit plus the aggregate face amount of letters of credit outstanding does not exceed the authorized borrowing capacity. The letters of credit outstanding were $3,133,763 and $3,068,935 at January 2, 2010 and January 3, 2009, respectively. The Company’s Senior Secured Credit Facility contains restrictive covenants, the most significant of which require achieving certain leverage ratio, minimum EBITDA, and fixed charge coverage ratios as defined in the agreement. At January 2, 2010, the Company was in compliance with the restrictive covenants.

Included in Other notes payable-related party are approximately $8.0 million and $5.9 million of unsecured promissory notes to shareholders at January 2, 2010 and January 3, 2009, respectively. These promissory notes bore interest at rates of 8%-10%. These notes have a two-year payment term. However, the shareholders have historically renewed the notes for additional two year terms and, therefore, are included as “thereafter” principal payment in the maturity schedule below. These notes are subordinate to the revolving credit facility.

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, management has estimated that the fair value of long-term debt approximated its carrying value at January 2, 2010 and January 3, 2009.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 6 – BANK REVOLVING CREDIT FACILITY AND LONG–TERM DEBT – CONTINUED

The aggregate annual principal payments applicable to long-term debt for the fiscal years subsequent to January 2, 2010 are as follows:

Fiscal Year	(In Thousands)

2010	$1,824
2011	81,442
2012	278
2013	251
2014	266
Thereafter	9,477

$93,538

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company has entered into purchase agreements with numerous growers that extend through 2013. Prices under the agreements are based on the market price in the year of delivery. The amounts to be purchased under the agreements are based on actual production. The Company estimates that the minimum annual purchase commitments are approximately $57,555,000 as of January 2, 2010. The estimate is based on historical quantities and the Company’s best estimate of market price using current data.

The Company has entered into forward contracts for a percentage of its energy usage. The contracts expire through March, 2012. The total commitment under these agreements is $9,800,518 at January 2, 2010.

Guarantees and claims arise during the ordinary course of business from relationships with suppliers and customers. The Company currently has no other known exposures and believes that any such claims noted above would not have a material adverse effect on the consolidated financial position or results of operations as of January 2, 2010.

The Company leases warehouses, machinery and equipment, automobiles, and office equipment under various operating leases with non-cancelable lease terms of more than one year. The following is a schedule by year of future minimum lease payments under these operating leases as of January 2, 2010:

Fiscal Year	(In Thousands)
2010	$4,428
2011	2,604
2012	1,711
2013	634
2014	4
Thereafter	—

$9,381

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 7 – COMMITMENTS AND CONTINGENCIES – CONTINUED

Rental expense for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007 amounted to approximately $3,816,000, $4,598,000 and $4,772,000, respectively.

NOTE 8 – OTHER LONG–TERM LIABILITIES

The Company has a lease agreement in which warehouse space is being leased to a bottle manufacturer. The lease commenced in December 1999 and expires in March 2010. A new lease and supply agreement was signed in January 2010. These new agreements expire June 30, 2015. The Company received an upfront payment for the supply agreement of $1,500,000 and is amortizing the payment over the life of the agreement. The related revenue was recognized equally over the life of the agreement. The lease is being paid quarterly.

The new supply agreement allows the supplier to sell product to customers other than the Company and all pricing is set at market price with fixed unit costs. The Company may receive volume discounts if they exceed specified volumes.

As discussed in Note 10, the Company established a SERP pursuant to an agreement with certain officers of the Company. The long-term obligation related to this agreement approximated $1,860,000 and $1,242,000 at January 2, 2010 and January 3, 2009, respectively.

NOTE 9 – MAJOR CUSTOMER CONCENTRATION

Sales to the Company’s two largest customers amounted to approximately 46% annually of the Company’s gross revenues for fiscal years 2009, 2008 and 2007, respectively. Accounts receivable from these two customers totaled approximately $29,676,000 and $24,298,000 as of January 2, 2010 and January 3, 2009, respectively.

NOTE 10 – PROFIT SHARING PLANS AND POST-RETIREMENT BENEFITS

Cliffstar has established a noncontributory profit sharing plan, covering substantially all employees. At the discretion of the Board of Directors, contributions may be made to the plan by the Company. No contributions were declared for the years ended January 2, 2010 and January 3, 2009.

Cliffstar offers a 401(k) profit sharing plan, in addition to the noncontributory profit sharing plan above, covering substantially all employees. The Company will match 65% of the first 6% of the individual associate’s pay contributed. Employer contributions related to this plan were approximately $1,042,000, $1,067,000 and $1,045,000 for fiscal 2009, 2008 and 2007, respectively.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 10 – PROFIT SHARING PLANS AND POST-RETIREMENT BENEFITS – CONTINUED

The Company has a SERP Plan that provides for benefits that supplement those provided by the Company’s other retirement plans. The SERP is an unfunded plan pursuant to which the Company will pay supplemental post-retirement benefits to certain key employees upon retirement based upon the employee’s years of service, compensation and tier. The Company’s discretionary contributions are being made into a separate account for the benefit of participants. The assets in this separate account are subject to unsecured creditors. For the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007, contribution expense was approximately $382,850, $334,000 and $321,000, respectively. For the fiscal years ended January 2, 2010 and January 3, 2009, the fair value of the SERP was $1,860,000 and $1,242,000, respectively. The fair value of the assets are comprised of cash and cash equivalents, marketable securities, real estate funds and commodity funds investments. This SERP amount is included within other noncurrent assets and the associated deferred compensation liability is included within other long-term liabilities on the consolidated balance sheets. The fair value of the liability fluctuates based on the annual change in the value of the assets set aside for the benefit of the SERP participants.

Financial instruments measured at fair value on a recurring basis using quoted prices for identical instruments in an active market (or Level 1 inputs) include marketable securities, cash and cash equivalents, real estate funds and commodity funds. Financial instruments measured at fair value using inputs based upon quoted market prices for similar instruments in active markets (or Level 2 inputs) include marketable securities in bonds.

	Assets at Fair Value as of January 2, 2010
	Level 1	Level 2	Level 3	Total
Cash & Cash Equivalents	$22,000	$—	$—	$22,000
Marketable Securities	1,381,000	377,000	—	1,758,000
Real Estate Funds	16,000	—	—	16,000
Commodity Funds	64,000	—	—	64,000

Total Assets at Fair Value	$1,483,000	$377,000	$—	$1,860,000

NOTE 11 – INCOME TAXES

Prior to adopting the FASB’s new guidance on accounting for uncertain income tax positions, the Company had accounted for tax contingencies in accordance with FASB Accounting Standards Codification Topic 450, Contingencies. As required by the new guidance on accounting for uncertain income tax positions, the Company recognizes the financial statement benefit of an income tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is a flow-through entity and not subject to federal or state income tax. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. For federal income tax purposes, the Company is no longer subject to examination by tax authorities for years before 2006. The Company has no uncertain income tax positions that are attributable to it.

The Company recognizes interest and penalties related to uncertain income tax positions in the provision for income taxes. However, no such interest and penalties were recorded in 2009 and 2008.

Cliffstar Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2, 2010 and January 3, 2009

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events through March 9, 2010, the date the financial statements were available to be issued. The Company is not aware of any other subsequent events which would require recognition or disclosure in the financial statements.